BOOKS•A•MILLION®	News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Douglas G. Markham
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FIRST QUARTER RESULTS

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Declares Regular Quarterly Dividend

BIRMINGHAM, Ala. (May 22, 2008) – Books-A-Million, Inc. (Nasdaq/NM: BAMM) today announced financial results for the 13 weeks ended May 3, 2008. Net income decreased to $0.9 million, or $0.06 per diluted share, compared with net income of $2.1 million, or $0.13 per diluted share, in the prior first quarter. First quarter results for fiscal 2009 included a one-time charge of $406,000 ($241,000 net of taxes) for severance related to a staff reduction at the Company’s headquarters.

Net sales for the fiscal 2009 13-week period decreased 0.7% to $115.5 million from sales of $116.3 million in the year-earlier period. Comparable store sales for the quarter decreased 3.4% when compared with the 13-week period for the prior first quarter.

Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, “Our first quarter results were affected by a very challenging economic environment. We are focused on executing the fundamentals of managing inventory, controlling costs and maintaining margins while adjusting our merchandising plan to meet the demands of a cost-conscious consumer.”

In addition, the Board of Directors has declared a regular quarterly cash dividend of $0.09 per common share. The dividend will be paid on June 19, 2008, to shareholders of record at the close of business on June 5, 2008.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 207 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland, Books-A-Million and Joe Muggs Newsstands. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

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BAMM Reports First Quarter Results

May 22, 2008

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

13 Weeks Ended
May 3,	May 5,
2008	2007
NET SALES	$115,481	$116,318
Cost of sales (including warehouse, distribution and store occupancy costs)	81,558	82,559
GROSS PROFIT	33,923	33,759
Operating, selling and administrative expenses	28,456	26,969
Depreciation and amortization	3,450	3,336
OPERATING INCOME	2,017	3,454
Interest expense (income), net	492	(117)
INCOME BEFORE TAXES	1,525	3,571
Income tax provision	619	1,460

NET INCOME	$906	$2,111

                                             NET INCOME PER COMMON SHARE:

                                             Basic:

Net Income	$0.06	$0.13
Weighted average shares outstanding	15,345	16,442

                                             Diluted:

Net Income	$0.06	$0.13
Weighted average shares outstanding	15,455	16,730

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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